Exhibit 3.166
RESTATED CERTIFICATE OF INCORPORATION
OF
NEWSPRING INDUSTRIAL CORP.
     THIS IS TO CERTIFY that NEWSPRING INDUSTRIAL CORP., a New Jersey corporation under and by virtue of the provisions of Title 14A of the Revised Statutes of New Jersey and the several amendments thereof and supplements thereto, does hereby amend and restate its Certificate of Incorporation, pursuant to Section 14A:9-5 of The New Jersey Business Corporation Act (the “Act”), as follows:
     FIRST: The name of the Corporation is NEWSPRING INDUSTRIAL CORP.
     SECOND: The location of the current registered office of the Corporation within the State of New Jersey is 35 O’Brien Street, Kearny, New Jersey 07032 and the name of the agent currently therein and in charge thereof upon whom process against the Corporation may be served is Zai Fei (Jeffrey) Chen.
     THIRD: The purpose for which the Corporation is formed is to engage in any lawful activity within the purposes for which corporations may be organized under the Act.
     FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is ten thousand (10,000) shares, consisting of seven thousand (7,000) shares of common stock, no par value (the “Common Stock”) and three thousand (3,000) shares of preferred stock, no par value (the “Preferred Stock”). One thousand (1,000) shares of Preferred Stock shall be designated as Series A Preferred Stock (the “Series A Preferred Stock”) and the remaining two thousand (2,000) shares of the Preferred Stock may be issued in any number of series designated by the Board of Directors of the Corporation (the “Board of Directors”) pursuant to Section B of this Article Fourth.
     A. Rights, Preferences and Restrictions of Series A Preferred Stock. The rights, preferences, privileges, and restrictions granted to and imposed on the Series A Preferred Stock are as set forth below.
     1. Ranking. The share of the Corporation’s Series A Preferred Stock shall rank upon Liquidation (as defined in Section 3a of this Article Fourth), equally with each other and senior and prior to the Corporation’s Common Stock and to all other classes or series of stock issued by the Corporation.

     2. Dividend Provisions.
          2(a) The holders of shares of Series A Preferred Stock shall not be entitled to receive dividends.
          2(b) As used herein the term “Original Issue Value” shall mean One Hundred Thousand ($100,000.00) Dollars, in lawful money of the United States, per share of the Series A Preferred Stock, subject for all purposes to Proportional Adjustment. “Proportional Adjustment” shall mean an adjustment made to the Original Issue Value of the Series A Preferred Stock upon the occurrence of a stock split, reverse stock split, stock dividend, stock combination, reclassification or other similar change with respect to such security, such that the price of one share of the Series A Preferred Stock before the occurrence of any such change shall equal the aggregate price of the share (or shares or fractional share) of such security (or any other security) received by the holder of the Series A Preferred Stock with respect thereto upon the effectiveness of such change.
     3. Liquidation Preference.
          3(a) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation (a “Liquidation”), the sole participation to which the holders of shares of Series A Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Corporation legally available for distribution to its stockholders, whether from capital, surplus or earnings, before any payment shall be made to the holders of Common Stock or any other class or series of stock ranking on Liquidation junior to such Series A Preferred Stock, an amount per share equal to the Original Issue Value.
          3(b) For purposes of this Section A3, a merger or consolidation of the Corporation with or into any other corporation or corporations, or the merger of any other corporation or corporations into the Corporation, in which consolidation or merger the shareholders of the Corporation receive distributions in cash or securities of another corporation or corporations as a result of such consolidation or merger, or a sale of all or substantially all of the assets of the Corporation, shall not be deemed to be a Liquidation of the Corporation.
     4. Voting Rights. The holders of shares of the Series A Preferred Stock shall have no voting rights with respect to any matter presented to or voted upon by the stockholders of the Corporation (including without limitation any election or removal of directors of the Corporation), except as otherwise may be required by law.
     5. Redemption Rights. At any time, upon the determination of the Board of Directors, the Corporation may redeem all, or any portion, of the Series A Preferred Stock at a redemption price per share equal to the Original Issue Value. The Corporation shall notify each holder of Series A Preferred Stock of its election to redeem the Series A Preferred Stock in a written notice, setting forth the number of shares of Series A

Preferred Stock to be redeemed, the intended Redemption Date and the Redemption Price therefore (“Redemption Notice”).
     B. Designation of Additional Series of Preferred Stock. The Board of Directors is hereby expressly authorized to provide for, designate and issue, out of the authorized but unissued shares of Preferred Stock, one or more other series of Preferred Stock in addition to the Series A Preferred Stock, subject to the terms and conditions set forth herein.
     1. Before any shares of any such series are issued, the Board of Directors shall fix, and hereby is expressly empowered to fix, by resolution or resolutions, the following provisions of the shares of any such series:
          1(a) the designation of such series, the number of shares to constitute such series and the stated value thereof, if different from the par value thereof;
          1(b) whether the shares of such series shall have voting rights or powers, in addition to any voting rights required by law, and, if so, the terms of such voting rights or powers, which may be full or limited;
          1(c) the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or series;
          1(d) whether the shares of such class or series shall be subject to redemption by the Corporation, and, if so, the times, prices and other conditions of such redemption;
          1(e) the amount or amounts payable with respect to shares of such class or series upon, and the rights of the holders of such class or series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;
          1(f) whether the shares of such class or series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such class or series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;
          1(g) whether the shares of such class or series shall be convertible into, or exchangeable for, shares of stock of any other class or series of any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

          1(h) the limitations and restrictions, if any, to be effective while any shares of such class or series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or shares of stock of any other class or ‘series;
          1(i) the conditions or restrictions, if any, to be effective while any shares of such class or series are outstanding upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such class or series or of any other class or series; and
          1(j) any other powers, designations, preferences and relative, participating, optional or other special rights, and any qualifications, limitations or restrictions thereof.
     2. The powers, designations, preferences and relative, participating, optional or other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. The Board of Directors is hereby expressly authorized from time to time to increase (but not above the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares thereof then outstanding) the number of shares of stock of any series of Preferred Stock so designated pursuant to this Section B.
     C. Rights, Preferences and Restrictions of Common Stock. The rights, preferences, privileges, and restrictions granted to and imposed on the Common Stock are as set forth below.
     1. Dividend Rights. The holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Corporation legally available therefore, such dividends as may be declared from time to time by the Board of Directors, subject to the preferential rights, as applicable, of any series of Preferred Stock authorized by the Board of Directors.
     2. Liquidation Rights. After the distribution described in Section A3(a) of this Article Fourth have been paid, and after liquidation distributions to shareholders of other series of Preferred Stock authorized by the Board of Directors, if any, have been paid, then the remaining assets of the Corporation available for distribution to shareholders shall be distributed among the holders of Common Stack pro rata based on the number of shares of Common Stock held by each.
     3. Voting Rights. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any shareholders’ meeting in accordance with the By-laws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.
     FIFTH: The power to adopt, amend, or repeal the By-Laws of the Corporation may be exercised by the Board of Directors of the Corporation; provided, however, that nothing in this

Restated Certificate of Incorporation shall restrict the stockholders’ power to amend, alter or repeal the By-Laws, include any By-Laws adopted by the Board of Directors, or to adopt new By-Laws.
     SIXTH: To the fullest extent permitted by the Act, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for damages for breach of any duty owed to the corporation or its stockholders, as a director or officer, except that a director or officer shall not be relieved from liability for any breach of duty based upon an act or omission: (a) in breach of such person’s duty of loyalty to the Corporation or its stockholders; (b) not in good faith or which involve a knowing violation of law; or (c) resulting in receipt by such person of an improper personal benefit.
     SEVENTH: The name and address of the one (1) current member of the Board of Directors are as follows:

NAME	ADDRESS

Zai Fei (Jeffrey) Chen	c/o Newspring Industrial Corp.
35 O’Brien Street
Kearny, NJ 07032
     IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been signed by a duly authorized officer on September 15, 2003.

NEWSPRING INDUSTRIAL CORP.
By:	/s/ Zai Fei (Jeffrey) Chen
	Name:	Zai Fei (Jeffrey) Chen
Its: President

STATE OF NEW JERSEY
DEPARTMENT OF THE TREASURY
FILING CERTIFICATION (CERTIFIED COPY)
NEWSPRING INDUSTRIAL CORP.
100565940
I, the Treasurer of the State of New Jersey, do hereby certify, that the above named business did file and record in this department the below listed document(s) and that the foregoing is a true copy of the
CERTIFICATE OF INCORPORATION
CERTIFICATE OF RESTATED
 as the same is taken from and compared with the original(s) filed in this office on the date set forth on each instrument and now remaining on file and of record in my office.

IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my Official Seal at Trenton, this 4th day of November, 2010 /s/ Andrew P. Sidamon-Eristoff Andrew P Sidamon-Eristoff State Treasurer

Certificate Number: 118640440 Verify this certificate online at https://wwwl.state.nj.us/TYTR_StandingCert/JSP/Verify_Cert.jsp